UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2025

WORLD KINECT CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 N.W. 41st Street Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WKC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Accounting Officer Compensation

As previously disclosed, on October 22, 2025, the Board of Directors (the “Board”) of World Kinect Corporation (the “Company”) appointed Michael Kroll, the Company’s then current Vice President and Global Controller, as Senior Vice President and Chief Accounting Officer, effective November 1, 2025.

In connection with this promotion, on December 3, 2025, the Compensation Committee of the Board (the “Compensation Committee”) increased Mr. Kroll’s salary to a rate of $390,000 per year, and he is entitled to receive a performance-based restricted stock unit award with a grant date fair value of $50,000. The award will generally be earned if the Company achieves a pre-determined average adjusted earnings per share goal for a three-year performance period ending December 31, 2027 and Mr. Kroll remains employed with the Company through December 3, 2028. The award will otherwise be subject to the terms and conditions of the applicable award agreement, and will be subject to the terms and conditions of the Company’s Clawback Policy. For 2026, Mr. Kroll will also be entitled to an annual target bonus opportunity of 60% of his annual base salary and an annual target long-term incentive award opportunity of $150,000, in each case to be based on terms and subject to conditions to be determined by the Compensation Committee.

Executive Severance Policy

On December 3, 2025, the Compensation Committee approved an amendment and restatement of the Company’s 2016 Executive Severance Policy, effective January 1, 2026 (as so amended, the “Amended Severance Policy”). The Amended Severance Policy generally provides for certain benefits if (i) a designated participant’s (a “Participant”) employment is terminated due to death or disability, (ii) a Participant is terminated by the Company without cause (before or after a change of control), or (iii) the Participant terminates his or her employment with good reason (before or after a change of control). “Cause,” “change of control” and “good reason” are defined in the Amended Severance Policy.

Under the Amended Severance Policy, upon the occurrence of a termination without cause or a resignation with good reason, Participants will be entitled to (i) an amount equal to accrued but unpaid salary and certain other benefits (including accrued but unused paid time-off) through the date of termination; (ii) any unpaid bonus for the year prior to the year of termination; (iii) a prorated bonus for the calendar year in which the Participant’s employment is terminated; (iv) an amount equal to the estimated cost of continuation coverage for the Participant and the Participant’s family under the Company’s medical plan pursuant to COBRA for a number of months equal to the product of 12 multiplied by a variable factor particular to the Participant (the “Severance Factor”) specified in the Amended Severance Policy; and (v) a cash severance payment (“Severance Payment”) in an amount equal to the product of the Participant’s base salary and the Severance Factor. If the termination occurs within a two-year period following a change of control of the Company, the Severance Payment described in (v) above will be an amount equal to the product of (x) the sum of the Participant’s base salary and target annual bonus for the year of termination and (y) the Severance Factor. Upon the occurrence of a termination due to death or disability, a Participant will be entitled to the payments specified in (i)-(iv) above.

Also on December 3, 2025, the Compensation Committee approved the designation of Ira M. Birns, John Rau and Jose-Miguel (Mike) Tejada as Participants in the Amended Severance Policy, effective January 1, 2026. For Mr. Birns, designation under the Amended Severance Policy will succeed his current executive severance agreement, which will be terminated concurrently with the effectiveness of his participation in the Amended Severance Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 9, 2025	World Kinect Corporation

/s/ Joel M. Williams
Joel M. Williams
Assistant Corporate Secretary